UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2023

THE MOSAIC COMPANY
(Exact name of registrant as specified in its charter)

DE	001-32327	20-1026454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 East Kennedy Blvd.		33602
Suite 2500
Tampa,	Florida
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (800) 918-8270
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MOS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
☐ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(a) On December 15, 2023 Denise C. Johnson, a member of the Board of Directors ("Board") of The Mosaic Company ("Mosaic”), informed Mosaic of her decision to resign as a director of Mosaic, effective January 1, 2024. Ms. Johnson's decision to resign from the Board was not the result of any disagreement relating to the Company’s operations, policies or practices. The Corporate Governance and Nominating Committee recommended and the Board elected to accelerate to January 1, 2024, the vesting and release of Ms. Johnson's Non-Employee Restricted Stock Unit Award Agreement dated May 25, 2023 (the "2023 Director RSU Award"). Mosaic thanks Ms. Johnson for her commitment and service to Mosaic.

(d) On December 15, 2023, the Board elected Jody L. Kuzenko, President and Chief Executive Officer of Torex Gold Resources, Inc., to serve as a director of the Company and appointed her to serve as a member of the Compensation and Human Resources Committee ("CHR Committee") and the Environmental, Health, Safety and Sustainable Development Committee effective as of January 1, 2024, for a term expiring at the annual meeting of shareholders in 2024 or until her successor is elected and qualified.

Ms. Kuzenko is entitled to compensation for her service as a non-employee director of the Company Ms. Kuzenko will be eligible to receive director compensation as disclosed in the Company's 2023 Proxy Statement described under the caption "Director Compensation" subject to the following changes recently approved by the Board: i) the annual director retainer increased to $125,000; and ii) the grant date fair market value of the director's annual equity compensation award increased to $175,000. Ms. Kuzenko has also been granted a prorated portion, valued at $67,992, of the 2023 annual grant of restricted stock units pursuant to the terms of The Mosaic Company Restricted Stock Unit Award Agreement, a copy of which is filed as Exhibit 10.iii.b hereto and incorporated herein by reference. The date of grant of such restricted stock units is January 2, 2024.

(e) Effective as of January 1, 2024, Bruce M. Bodine will serve as the Company's President and Chief Executive Officer (the “CEO). On December 15, 2023, in accordance with its charter, the CHR Committee recommended and the Board approved, effective January 1, 2024, (i) an increase in Mr. Bodine's annual base salary from $645,000 to $1,200,000; (ii) an incentive target of 140% for Mr. Bodine under the 2024 Management Incentive Plan; and (iii) a long-term incentive award valued at $7,500,000 (the "2024 LTI Award") to be granted to Mr. Bodine under The Mosaic Company 2023 Stock and Incentive Plan (the "Plan"). The grant date for the 2024 LTI Award shall be the same date as 2024 annual long-term incentive awards are made to other participants under the Plan and in the same proportion and on the same terms as awards made to the Company's executive officer Plan participants.

Also effective January 1, 2024, the Board elected Corrine D. Ricard to the position of Senior Vice President - Digital Strategy and removed Ms. Ricard from her current position as Senior Vice President – Mosaic Fertilizantes. In her new position, Ms. Ricard will have responsibilities for the Company's execution and implementation of its global digital acceleration strategy and digital operations. Ms. Ricard will continue to serve on the board of directors for Canpotex, the Canadian potash export marketing association.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On December 15, 2023, the Board amended and restated the Company’s Bylaws (the “Restated Bylaws”) to lower the share ownership threshold required for stockholders to call a special meeting from 25% to 20%. Accordingly, pursuant to amended Section 1.2 of the Restated Bylaws, a stockholder, or a group of stockholders, owning a 20% or more "net long position," as defined in the Restated Bylaws, of the Company’s outstanding stock, may call a special meeting of stockholders, provided that such stockholder(s) satisfy the requirements set forth in the Restated Bylaws.

The foregoing summary is qualified in its entirety by reference to the full text of the Restated Bylaws, a copy of which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Bylaws effective December 15, 2023

10.iii	Form of Director Restricted Stock Unit Award Agreement under The Mosaic Company 2023 Stock and Incentive Plan approved December 15, 2023

104	Cover Page Interactive Data File, formatted in Inline XBRL

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: December 20, 2023	By:	/s/ Philip E. Bauer
	Name:	Philip E. Bauer
	Title:	Senior Vice President, General Counsel and Corporate Secretary